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                                                                    EXHIBIT 20

THE HALLWOOD GROUP INCORPORATED




NEWS FOR IMMEDIATE RELEASE



                                        For further information, contact:
                                        Mary Doyle, Vice President
                                        Investor Relations
                                        (800) 225 0135
                                        (214) 528 5588


             THE HALLWOOD GROUP ANNOUNCES CHANGE OF FISCAL YEAR END
                         AND AUTHORIZATION TO BUY STOCK
                         OF HALLWOOD ENERGY CORPORATION


Dallas, Texas, October 23, 1995--The Hallwood Group Incorporated (NYSE:HWG) announced today that its board of directors has approved a change in the Company's fiscal year end from July 31 to December 31, to be effective beginning December 31, 1995. Hallwood Group will file its Annual Report on Form 10-K for its fiscal year ended July 31, 1995, and a Quarterly Report on Form 10-Q for the quarter ending October 31, 1995. Its next periodic report to be filed with the Securities and Exchange Commission will be a transition report on Form 10-Q to be filed with respect to the period ending December 31, 1995.

         Hallwood Group also announced that its board of directors has authorized it to purchase up to an additional 40,000 shares of the common stock of Hallwood Energy Corporation. The purchases may be made in open market or private transactions from time to time. Hallwood Group currently owns 596,605 shares of HEC's common stock, constituting 75.3% of the outstanding shares, assuming the conversion of all of the shares of Series E Preferred Stock of HEC held by Hallwood Group. The board has authorized the purchases to enable HEC to be consolidated with Hallwood Group for federal income tax purposes.



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